EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 30, 2009, relating to the financial statements of Diamond Foods, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in accounting principles), and the effectiveness of Diamond Foods, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
September 30, 2009